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                 NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                       Statement of Consolidated Income
                       Periods Ended September 30, 1998
       (expressed in millions, rounded to hundred thousands of dollars)
                      (Unaudited, subject to adjustment)
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                                                           Quarter        Nine Months
                                                           -------        -----------
Operating revenue                                           $630.6    $1,822.1
                                                            ------    --------

Operating expenses:
   Fuel for generation                                        64.1       227.3
   Purchased electric energy                                 155.9       400.9
   Other operation                                           174.0       477.1
   Maintenance                                                11.9        89.0
   Depreciation and amortization                              52.5       164.3
   Taxes, other than income taxes                             36.6       114.0
   Income taxes                                               43.3       103.0
                                                            ------    --------
       Total operating expenses                              538.3     1,575.6
                                                            ------    --------
       Operating income                                       92.3       246.5

Other income:
   Equity in income of generating companies                    3.4         8.5
   Other income (expense)                                      5.1         5.1
                                                            ------    --------
       Operating and other income                            100.8       260.1
                                                            ------    --------

Interest:
   Interest on long-term debt                                 22.2        71.7
   Other interest                                              9.7        24.8
   Allowance for borrowed funds used
    during construction                                       (0.5)       (1.4)
                                                            ------    --------
       Total interest                                         31.4        95.1
                                                            ------    --------

Income after interest                                         69.4       165.0

Preferred dividends of subsidiaries and net loss
   on reacuisition of preferred stock                          1.7         2.8
Minority interests                                             1.5         4.7
                                                            ------    --------

       Net income                                           $ 66.2    $  157.5
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